Exhibit 10.13d

AMENDMENT

to the

FMC CORPORATION

INCENTIVE COMPENSATION AND STOCK PLAN

(Amended and Restated as of January 1, 2002)

WHEREAS, FMC Corporation (the “Corporation”) maintains the FMC Corporation Incentive Compensation and Stock Plan (the “Plan”);

WHEREAS, Section 16 of the Plan provides that the Committee (as defined in the Plan) may amend the Plan at any time;

WHEREAS, the definition of the term “Disability” as set forth in the Plan requires some clarification;

WHEREAS, the Plan currently permits shares delivered as payment for an option’s exercise price to be added to the pool of shares available for issuance under the Plan;

WHEREAS, allowing such shares to be added to the Plan’s share pool could cause the Plan to be considered a formula plan for purposes of the New York Stock Exchange’s rules governing shareholder approval of equity compensation plans;

WHEREAS, the Corporation does not intend for the Plan to be a formula plan;

WHEREAS, the Plan allows for the granting of stock options intended to qualify as incentive stock options but does not limit the granting of such options to the 10-year period immediately following the Plan’s adoption; and

WHEREAS, the Corporation desires to eliminate the costs and administrative burden of making cash payments in respect of fractional shares payable to participants under the Plan;

NOW THEREFORE, the Plan is hereby amended as follows, effective as of the date hereof:

1.	Section 2.1 is amended by deleting item “(o)” of that section and replacing it with the following:

(o)	“Disability” means, unless otherwise provided by the Committee, (1) “Disability” as defined in any individual agreement to which the participant is a party or (2) if there is no individual agreement, or if such agreement does not define “Disability”, then “Disability” shall be determined in accordance with the Company’s long-term disability plan.

2.	Section 4.1 is amended by deleting the second sentence of the fourth paragraph of that section.

3.	Section 9.1 is amended by adding the following to the end of that section:

No Incentive Stock Option will be granted hereunder on or after the 10th anniversary of the date of stockholder approval of the Plan (or, if the stockholders approve an amendment that increases the number of shares subject to the Plan, the 10th anniversary of the date of such approval); provided, however, that Incentive Stock Options granted prior to such 10th anniversary may extend beyond that date.

4.	Paragraph (d) of Section 18.1 is amended by deleting the second sentence of that paragraph and replacing it with the following:

Whenever, under the terms of the Plan, the aggregate number of shares required to be issued to a participant at a particular time includes a fractional share, one additional whole share will be issued to the participant in lieu of and in satisfaction for that fractional share.

Except as expressly amended by the foregoing, the Plan is confirmed and ratified in all respects.

The undersigned has executed this amendment on behalf of FMC Corporation as of the 16th day of December 2004.

FMC CORPORATION

By:	/S/ KENNETH R. GARRETT
Title:	Vice President, Human Resources and Corporate Communications